Filed pursuant to Rule 424(b)(3)
under the Securities Act of 1933
in connection with Registration
Statement No. 333-199005

PROSPECTUS SUPPLEMENT NO. 11
(TO PROSPECTUS DATED NOVEMBER 12, 2014)

MABVAX THERAPEUTICS HOLDINGS, INC.

1,615,070 Shares of Common Stock

This Prospectus Supplement No. 11 supplements and amends the prospectus dated November 12, 2014 relating to the resale of up to 1,615,070 shares of our common stock issuable upon conversion of shares of our Series A-1 Preferred Stock, including shares of our common stock issuable as a result of accrued and unpaid dividends on shares of our Series A-1 Preferred Stock through October 6, 2014.

This prospectus supplement should be read in conjunction with the prospectus dated November 12, 2014, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. We will not receive any proceeds from the resale of the shares of common stock issuable upon conversion of shares of our Series A-1 Preferred Stock.

We filed the following documents with the Securities and Exchange Commission (the “Commission”), which, without exhibits, are attached hereto:

•	A Current Report on Form 8-K filed with the Commission on June 24, 2015;
•	A Current Report on Form 8-K filed with the Commission on July 1, 2015;
•	A Current Report on Form 8-K filed with the Commission on July 16, 2015; and
•	A Current Report on Form 8-K filed with the Commission on August 6, 2015

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus, as may be updated from time to time by our quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 10, 2015.

INDEX TO FILINGS

Annex

Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2015	A
Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2015	B
Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2015	C
Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2015	D

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2015

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31265	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Rd., Suite 20
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

As previously disclosed, on April 14, 2015, MabVax Therapeutics Holdings, Inc. (the “Company”) entered into an escrow deposit agreement (the “Escrow Agreement”) with Signature Bank N.A., (“Signature Bank”) and OPKO Health, Inc., an investor that subscribed for units in the Company’s private placement of its securities (“OPKO”). Pursuant to the Escrow Agreement, subscriptions of OPKO and Frost Gamma Investments Trust, another investor, totaling $3.5 million (the “Escrowed Funds”), were deposited into and held at Signature Bank as Escrowed Funds. The Escrowed Funds are to be released to the Company only upon approval of a representative of OPKO within 10 weeks of entering into the Escrow Agreement, unless released sooner or extended by the OPKO representative.

On June 22, 2015, pursuant to Section 10(d) of the Escrow Agreement, the Company, Signature Bank and OPKO entered into an amendment (the “Amendment”) to the Escrow Agreement to extend the term of the Escrow Agreement and amend the definition of “Termination Date” such that the term of the Escrow Agreement shall be for sixteen (16) weeks from the date of the offering proceeds are deposited into the escrow account.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Amendment to Escrow Deposit Agreement, dated June 22, 2015, by and among the Company, OPKO and Signature Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABVAX THERAPEUTICS HOLDINGS, INC.

Dated: June 24, 2015	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer

Annex B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2015

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31265	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Rd., Suite 20
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

As previously disclosed, MabVax Therapeutics Holdings, Inc. (the “Company”) entered into an escrow deposit agreement dated April 14, 2015, as amended June 22, 2015 (the “Escrow Agreement”) with Signature Bank N.A. (“Signature Bank”) and OPKO Health, Inc., an investor that subscribed for units in the Company’s private placement of its securities (“OPKO”). Pursuant to the Escrow Agreement, subscriptions of OPKO and Frost Gamma Investments Trust, another investor, totaling $3.5 million (the “Escrow Funds”), were deposited into and held at Signature Bank as Escrow Funds.

On June 30, 2015, the Company and OPKO entered into a letter agreement (the “Agreement”) pursuant to which the Company granted OPKO the right, but not the obligation, until June 30, 2016, to nominate and appoint up to two additional members of the Company’s board of directors, or to approve the person(s) nominated by the Company pursuant to this Agreement in consideration for the release of the Escrow Funds. The nominees will be subject to satisfaction of standard corporate governance practices and any applicable national securities exchange requirements. Upon approval of OPKO, the Escrow Funds were released to the Company on June 30, 2015.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

Item 8.01    Other Events.

On July 1, 2015, the Company issued a press release announcing the release of the Escrow Funds. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Letter Agreement, dated June 30, 2015, by and between the Company and OPKO
99.1	Press Release, dated July 1, 2015, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABVAX THERAPEUTICS HOLDINGS, INC.

Dated: July 1, 2015	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer

Annex C

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 13, 2015

Commission File Number:  000-31265

MabVax Therapeutics Holdings, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
93-0987903
(IRS Employer Identification No.)

11588 Sorrento Valley Rd., Suite 20, San Diego, California 92121
(Address of principal executive offices)

858-259-9405
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05   Amendments to the Registrant's Code of Ethics, Waver of Provision of the Code of Ethics.

As part of its periodic review of the corporate governance matters of MabVax Therapeutics Holdings, Inc. (the "Company") the Company's Board of Directors ("Board"), adopted and approved certain amendments to the Company's Code of Conduct (the "Code") on July 13, 2015.

The amendments were intended to update the Code following the July 2014 merger and to better conform the Code to current best practices.

The description of the amendments to the Code contained in this report is qualified in its entirety by reference to the full text of the Code filed as Exhibit 14.1 to this Current Report on Form 8-K. The Code, as amended, will be made available in the Corporate Governance section of the Company's website at www.mabvax.com.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 14.1	Code of Conduct, as amended July 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MabVax Therapeutics Holdings, Inc.

Date: July 16, 2015
	By:	/s/ J. David Hansen

Name: J. David Hansen
Title: Chairman, President and CEO

Annex D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2015

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31265	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Rd., Suite 20
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

D-1

Item 1.01     Entry into a Material Definitive Agreement.

As previously disclosed, on March 31, 2014 and April 10, 2015, MabVax Therapeutics Holdings, Inc. (the “Company”) entered into registration rights agreements (the “Registration Rights Agreements”) with the investors that participated in the Company’s private placement of its securities, conducted on March 31, 2015 and April 10, 2015, respectively (collectively, the “Investors”). The Registration Rights Agreements were first amended on June 9, 2015 to change the definition of the Filing Date (as such term is defined in the Registration Rights Agreements) for the initial registration statement to August 5, 2015.

On August 4, 2015, the Company and Investors holding approximately 70% of the outstanding Registerable Securities (as such term is defined in the Registration Rights Agreements) entered into an Amendment Agreement No. 2 to the Registration Rights Agreements (“Second Amendment”) to (i) amend the definition of “Filing Date” for the initial registration statement such that such term shall be defined as “October 9, 2015” and (ii) waive any payments that may be due to the Investors as a result of the Company not filing a registration statement on or before the Filing Date.

The foregoing description of the Second Amendment is not complete and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Form of Amendment Agreement No.2 to Registration Rights Agreement

D-2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABVAX THERAPEUTICS HOLDINGS, INC.

Dated: August 5, 2015	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer

D-3